Execution Version

AMENDMENT

This Amendment (this “Amendment”) is made and entered into this January 17, 2012, but effective as of January 1, 2012, by and between GKK Capital LP, a Delaware limited partnership (the “Employer”), and Jon W. Clark (the “Executive”).

WHEREAS, GKK Manager LLC (“GKK Manager”) and the Executive were the original parties to that certain Employment and Noncompetition Agreement dated as of April 27, 2009 (the “Employment Agreement”);

WHEREAS, the Employer is the successor to the obligations of GKK Manager under the Employment Agreement;

WHEREAS, the initial term of the Employment Agreement is scheduled to expire on April 30, 2012; and

WHEREAS, the parties hereto desire to extend the initial term of the Employment Agreement through April 30, 2014, increase Executive’s Base Salary to $275,000 and make certain other modifications to the Employment Agreement, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.        The Original Term of the Employment Agreement is hereby extended to continue through April 30, 2014, unless earlier terminated as provided in Section 6 of the Employment Agreement.

2.         Section 3(a) of the Employment Agreement is hereby amended to increase Executive’s Base Salary to $275,000 per annum.

3.         The Employer agrees that Executive’s target discretionary annual bonus pursuant to the second paragraph of Section 3(a) of the Employment Agreement for 2012 and 2013 shall also be at least $300,000; provided that the actual bonus awarded Executive for 2012 and 2013 shall be determined by the Employer, in its sole discretion, based on such factors as it deems relevant. Any such bonuses payable hereunder shall be payable in accordance with the terms and conditions of such section.

4.         Section 3 of the Employment Agreement is hereby amended by adding the following new clause (f) at the end thereof:

“(f)      Car Allowance. During the Employment Period, the Employer shall pay Executive a monthly car allowance in the amount of $750 per month.”

5.         Section 6(b)(ii)(A) of the Employment Agreement is hereby amended by deleting the words “(a)” and “or (b) the appointment by Gramercy of a person other than the Executive as Gramercy’s Principal Financial Officer for SEC reporting purposes so long as such person has a title other than Chief Financial Officer for corporate purposes.”

6.         Section 7(a)(v) of the Employment Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

             “(v)         In the event such termination occurs in connection with or within eighteen (18) months after a Change-in-Control, then Executive will be entitled to the payments and benefits provided under the foregoing Sections 7(a)(i) – (iv), except that the references to “6 months” in the salary and bonus continuation provisions set forth in Sections 7(a)(i) and (ii) above will be replaced with “12 months.” If the Executive becomes entitled to receive the severance payments and benefits pursuant to Section 7(a) of the Employment Agreement as a result of a termination of the Executive’s employment with the Employer in connection with or within 18 months after a Change-in-Control, then in lieu of continuing to pay Base Salary (at the rate in effect on the date of termination) to the Executive for a period of 12 months on the same periodic payment dates as payment would have been made to the Executive if the Executive had not been terminated, the Employer will pay to the Executive an amount equal to 12 months of the Executive’s Base Salary (at the rate in effect on the date of termination) in a single lump-sum on the 30th day following the Termination Date and the Employer will pay all amounts owed pursuant to Section 7(a)(ii) in a single lump-sum on the 30th day following the Termination Date; provided that such Change-in-Control also constitutes a “change in ownership or effective control” of Gramercy or a “change in the ownership of a substantial portion of Gramercy’s assets” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  If such Change-in-Control does not constitutes a “change in ownership or effective control” of Gramercy or a “change in the ownership of a substantial portion of Gramercy’s assets” for purposes of Section 409A of the Code, then the provisions of Section 7(a) shall apply in accordance with their terms. In addition, the parties hereby agree that a termination of the Executive’s employment will be deemed to have been in connection with a Change-in-Control in the event that it occurs after the signing of a definitive agreement to effectuate a transaction that would constitute a Change-in-Control and prior to the closing of such transaction pursuant to such definitive agreement; provided that such termination will not be deemed to have been in connection with a Change-in-Control if such transaction is not consummated or, when consummated, does not constitute a Change-in-Control.”

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7.         Section 8(b)(i) of the Employment Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

            “During the Employment Period, and for the six-month period following the date that Executive is no longer employed by the Employer, Executive will not, without the prior written consent of the Employer, provide any services, directly or indirectly, as an employee, consultant, or otherwise to any entity with one or more classes of equity securities that are publicly traded in the United States (whether or not listed on a national securities exchange and which shall be deemed to include any entity that files or is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended) whose primary business is originating commercial mortgages and/or acquiring net lease investments, provided, however, such restriction shall not prohibit Executive from providing services to clients as an employee or member of a financial services management company or a public accounting firm and that (A) such six-month period shall only be three months if (i) Executive is no longer employed by the Employer following a non-renewal of this Agreement by the Employer or (ii) in the event Executive’s employment is terminated for Cause based on conduct or alleged conduct that was not related to the Business of the Employer, (B) such six-month period shall only be three months in the event Executive terminates his employment within sixty (60) days after the payment of a discretionary bonus for any year in an amount less than $300,000 and (C) such six-month period shall not apply in the event Executive terminates his employment without Good Reason within sixty (60) days after (i) Gramercy files, in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Gramercy or of its assets, or (ii) the 90th day after Gramercy is served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, if such petition is not dismissed on or before such date; with this subparagraph (i) being subject, however, to Section 8(c) below; and.”

8.         All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

9.         Any controversy or claim arising out of or relating to this Amendment or the breach of this Amendment that is not resolved by the parties hereto shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the parties hereto and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

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10.         No amendment, modification or waiver in respect of this Amendment shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

11.         If any provision of this Amendment (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

12.         This Amendment shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which Gramercy or the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him. This Amendment shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

13.         This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

14.         This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

15.         The Employment Agreement, as amended hereby, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

16.         Subject to the provisions of Section 9 of the Employment Agreement, the Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GKK CAPITAL LP

By:	Gramercy Capital Corp., its general
partner

By:	/s/ Roger M. Cozzi
	Name:	Roger M. Cozzi
	Title:	Chief Executive Officer

EXECUTIVE:

/s/ Jon W. Clark
Jon W. Clark

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